Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of August 17, 2026 (the “Effective Date”), by and between Catalyst Bank (the “Bank”) and Joseph Zanco (“Executive”).

WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

WHEREAS, in order to continue Executive’s employment with the Bank and to provide incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Bank (the “Executive Position”), and will perform the duties and will have all powers associated with those positions as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank and as directed by the Board of Directors of the Bank (the “Board of Directors”). Executive will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Bank.  Executive may engage in other business activities to the extent such activities do not create a conflict of interest or materially interfere with the Executive’s ability to perform his duties.  Executive will disclose such other business activities to the Board of Directors on an annual basis, or such time that there is a change in those activities. During the term of this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank and in that capacity will carry out the duties and responsibilities reasonably appropriate to that office.

2.TERM AND DUTIES.

(a)Term and Renewal.  The term of this Agreement and the period of Executive’s employment hereunder shall begin as of the Effective Date and shall continue for three (3) years thereafter, ending on August 17, 2029.  The Board of Directors (other than Executive, if applicable) will review the Agreement prior to the expiration of the term for the purpose of determining whether to extend the term of the Agreement for another three years or such other time period as mutually agreed upon by the parties.

(b)Change in Control.  Notwithstanding the foregoing, in the event the Bank enters into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 of this Agreement, the term of this Agreement shall be extended automatically for two (2) years following the effective date of the Change in Control.

(c)Membership on Other Boards of Directors or Organizations.  During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position.  Notwithstanding the preceding sentence, subject to the approval of the Board of Directors, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case the service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any affiliates of the Bank (as determined by the Board of Directors), or present any conflict of interest.

(d)Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

3.COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement.  The Bank will pay Executive an annual salary of at least $350,000 (“Base Salary”).  Base Salary will be payable in accordance with the customary payroll practices of the Bank, beginning on the first regularly scheduled pay day after the Effective Date.  After the initial salary plan described above and during the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually by December 31st of each year.  The review shall be conducted by the Board of Directors or by a committee designated by the Board of Directors.  The designated committee or the Board of Directors may increase Executive’s Base Salary at any time. Any change in Base Salary will become the new “Base Salary” for purposes of this Agreement, beginning on the first regularly scheduled pay day after the date of the change, or such date as set by the Board.

(b)Bonus/Incentive Pay.  Executive shall be eligible to participate in any bonus plan or incentive pay arrangement or other similar arrangement of the Bank in which senior management is eligible to participate.  Executive shall also be eligible for discretionary bonuses, as determined by the Board of Directors in its discretion.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.

The Bank will offer the Executive the maximum allocation allowed for Standard Conversions (currently 25% of the stock compensation pools).

In addition to life insurance benefits provided to other employees, the Bank will provide the Executive with additional life insurance of $500,000 payable to his spouse or other beneficiary upon the Executive’s death.

The Bank will continue to provide the Executive with a SERP 162 benefit of $750,000 vesting over 15 years in accordance with the vesting schedule provided to the Executive.

The Bank will provide the Executive with a monthly vehicle allowance of $1,500.

The Bank will provide the Executive with a monthly mobile phone allowance of $150.

During the term of employment, the Executive shall serve as a member of the Bank’s Board of Directors.

(c)Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans, including but not limited to retirement plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to employees.  The Bank shall cover the cost of health insurance premiums for the Executive and his eligible family members.

(d)Paid Time Off.  Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a calendar year basis, as well as holidays and other paid absences in accordance with the Bank’s policies and procedures for officers.  As it relates to Paid Time Off, the Executive will be entitled to 36 days annually.  Any unused Paid Time Off during an annual period will be treated in accordance with the Bank’s personnel policies, which govern all other employees.

(e)Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, reimbursement for memberships in such organizations as Executive and the Board of Directors mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of the expenses in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 3(e) shall be paid promptly by the Bank and in any event no later than 30 business days following the date on which the expense was incurred.

The Bank will cover fuel expenses for the Executive’s daily travel and other Bank-related travel.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement, which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a)Death.  Executive’s employment under this Agreement and this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death for a period of 12 workweeks beginning the first week after Executive’s death (payable in accordance with the regular payroll practices of the Bank).  In addition, for that same period of time following Executive’s death, the Bank will continue to provide medical coverage substantially comparable to the coverage maintained by the Bank for Executive and his family immediately prior to Executive’s death.  The continued benefits will be fully paid for by the Bank.

(b)Disability.  This Agreement and Executive’s employment under this Agreement shall terminate in the event of Executive’s “Disability,” at the election of the Board of Directors, in its sole discretion.  “Disability” shall mean Executive’s permanent and total physical or mental impairment that restricts Executive from performing all the essential functions of normal employment with or without reasonable accommodation.  Executive waives any right to receive any compensation or benefits under this Agreement on account of his Disability or his termination of employment on account of a Disability, except for benefits that have vested and been earned prior to the date of termination, including insurance benefits.

(c)Termination for Cause.  The Board of Directors may immediately terminate Executive’s employment and this Agreement at any time for “Cause.”  Executive shall have no right to receive any compensation or benefits under this Agreement upon his termination for Cause, except for benefits that have vested and been earned prior to the date of termination.  Termination for “Cause” shall mean termination because of, in the good faith determination of the Board of Directors, Executive’s:

(i)material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii)willful misconduct that causes economic damage to the Bank or injury to the business reputation of the Bank;

(iii)Executive’s misuse of drugs (including alcohol), which materially affects his ability to perform duties outlined herein;

(iv)breach of fiduciary duty involving personal profit;

(v)intentional failure to perform stated duties under this Agreement after written notice thereof from the Board of Directors;

(vi)willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(vii)material breach by Executive of any provision of this Agreement not cured by Executive within thirty (30) days of the date the Executive received the Notice of Breach, and, in the event Executive does not cure any such condition, the Bank terminates his employment within thirty (30) days after the period for curing the condition has expired.

If the Executive remedies the condition within such thirty (30) day cure period, then no Cause shall be deemed to exist with respect to such condition; provided, that the Executive shall not have the opportunity to cure if the breach is not susceptible to being cured or such an opportunity would otherwise conflict with applicable federal or state regulatory requirements.

(d)Voluntary Termination by Executive. Executive may voluntarily terminate employment and this Agreement during the term of this Agreement upon at least 60 calendar days prior written notice to the Board of Directors, which period may be waived by the Board of Directors, in its sole discretion.  Upon Executive’s voluntary termination (other than a termination for “Good Reason,” as provided for in Section 4(e) of this Agreement), Executive waives any right to receive any compensation or benefits under this Agreement, except for benefits that have vested and been earned prior to the date of termination.

(e)Termination Without Cause or With Good Reason.

(i)	The Board of Directors may immediately terminate Executive’s employment and this Agreement at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board of Directors, terminate his employment and this Agreement at any time within 60 calendar days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have 30 calendar days to cure the “Good Reason” condition, but the Board of Directors may waive its right to cure. Any termination of Executive’s employment and this Agreement Without Cause or With Good Reason, shall have no effect on or prejudice the earned and accrued rights of Executive under the Bank’s qualified or non-qualified retirement, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.
(ii)	In the event of termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to the amount of Base Salary that would have been earned by Executive had he remained employed with the Bank for 12 months. The payment shall be made to Executive within 60 calendar days following Executive’s date of termination and will be subject to applicable withholding taxes.
(iii)	In addition, if the Executive chooses to continue health insurance coverage pursuant to COBRA, the Bank will pay one hundred percent (100%) of the premiums for his group health insurance for a period expiring on the earlier of (i) 12 months from the date of termination or (ii) the date on which he receives substantially comparable coverage and benefits under the health insurance plan of a subsequent employer. If Executive elects continuing coverage pursuant to COBRA beyond 12 months from the date of termination, the Executive will be responsible for paying the premiums and any other costs associated with this coverage. The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided herein.
(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occur:
(A)a reduction in Executive’s Base Salary;
(B)a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with Executive Position; or
(C)a material breach of this Agreement by the Bank.
(v)	Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of his claims against the Bank and any affiliate of the Bank, and their officers, directors, successors and assigns, releasing them from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive has earned said benefits, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Code Section 409A and the ADEA, the release shall be provided to Executive no later than seven (7) calendar days from his Separation from Service (as defined in Section 13(c) of this Agreement) and Executive shall have no fewer than 21 calendar days to consider the release, and following Executive’s execution of the release, Executive shall have seven (7) calendar days to revoke said release.

(f)Effect on Status as a Director.  In the event of Executive’s termination of employment under this Agreement and this Agreement for any reason, the termination shall also constitute Executive’s resignation from the Board of Directors, as well as the board of directors of any affiliates of the Bank, to the extent the Executive is then serving in such capacity.

5.	CHANGE IN CONTROL.

(a)Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)	Merger: The Bank or any holding company of the Bank merges into or consolidates with another entity whereby the Bank or the holding company is not the surviving entity, or the Bank or the holding company merges another bank or corporation into the Bank or the holding company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the holding company or the Bank immediately before the merger or consolidation;
(ii)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the holding company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the holding company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the holding company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(iii)	Sale of Assets: The holding company or the Bank sells to a third party all or substantially all of its assets.

(b)Change in Control Benefits.  Upon the occurrence of the termination of Executive’s employment and this Agreement Without Cause or With Good Reason on the Effective Date of the Change in Control, or within 30 calendar days after a Change in Control, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay an amount equal to 36 months the greater of the Base Salary at the time of the  Change in Control or the date of termination.  The payment will be made in a lump sum within 60 calendar days following Executive’s date of termination and will be subject to applicable withholding taxes.  In addition, if the Executive chooses to continue health insurance coverage pursuant to COBRA, the Bank will pay one hundred percent (100%) of the premiums for his group health insurance for a period expiring on the earlier of (i) 36 months from the date of termination or (ii) the date on which he receives substantially comparable coverage and benefits under the health insurance plan of a subsequent employer. If Executive elects continuing coverage pursuant to COBRA beyond 36 months from the date of termination, the Executive will be responsible for paying the premiums and any other costs associated with this coverage.  The period of continued health coverage required by Section 4980B(f) of the Code shall not run concurrently with the coverage period provided herein.  Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) shall be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e) of this Agreement.

6.COVENANTS OF EXECUTIVE.
(a)Non-Solicitation.  Executive hereby covenants and agrees that, during the Executive’s employment with the Bank, and for a period of two (2) years following his termination of employment with the Bank (other than a termination of employment following a Change in Control), Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within St. Landry Parish, Lafayette Parish, Evangeline Parish, Acadia Parish, Avoyelles Parish, Pointe Coupee Parish, Calcasieu Parish, Beauregard Parish, Allen Parish, Jefferson Davis Parish and Cameron Parish (the “Restricted Territory”); or
(ii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.
(b)Confidentiality.  Executive recognizes and acknowledges that knowledge of Confidential Information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank, and that during the course of Executive’s employment, Executive will have access to such confidential information.  Executive will not, during or after the term of Executive’s employment, (i) use the Confidential Information for any purpose whatsoever other than the performance of services on behalf of the Bank or (ii) disclose the Confidential Information to any third party, including, but expressly not limited to, any future employers.  Executive agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.  Executive also agrees that all Confidential Information, including any Confidential Information created by Executive during his employment with the Bank, will remain the sole property of the Bank. Executive agrees that customer and prospective customer lists, databases and contact information, as well as customer account or financial information and data as to their needs and preferences, which Executive creates or to which Executive has access during his employment with the Bank, are Confidential Information and the property of the Bank. Executive further agrees that if his employment with the Bank ends, he will have no right to retain or use such property after the end of his employment, and he further agrees that he will either delete or destroy or return to the Bank all such information and data in his possession or which is contained on computers or other electronic media in his possession or to which he has access.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive. “Confidential Information” means any non-public information that relates to the actual or anticipated business or affairs of the Bank, including but not limited to business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, manuals, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, customer records, customer lists, customer source lists, rate sheets, applications for policies, proprietary computer software, or any information related to the Bank and/or its affiliates’ business, and internal notes and memoranda relating to any of the foregoing.

Confidential Information does not include information that (i) was known to Executive at the time of disclosure to him by the Bank as evidenced by his written records, (ii) has become publicly known and made generally available through no wrongful act by him, (iii) has been rightfully received by him from a third party who is authorized to make such disclosure.

(c)Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.
(d)Reliance.  Except as otherwise provided and to the extent applicable, all payments and benefits to be provided to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive without the necessity of the Bank providing irreparable injury, as provided by La. R. S. 23:921 (H). Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
7.hold hARMLESS.

Executive asserts that by becoming employed by the Bank and by performing his duties for the Bank in the Executive Position, Executive will not be in violation of his agreement with his former employer. Executive agrees that should he be accused of or found to be in violation of his agreement with his former employer, Executive agrees to hold the Bank harmless for said violations, and any litigation that arises as a result of Executive’s agreement with his former employer. Executive further agrees that the Bank will not provide for the costs of any defense or other costs owed by Executive caused by Executive’s agreement with his former employer.

8.NON-DISPARAGEMENT.

During the Employment Period and for a period of twelve (12) months thereafter, the Bank agrees that it will not issue any statement (written or oral) that could reasonably be perceived as disparaging to the Executive. During the Employment Period and for a period of twelve (12) months thereafter, the Executive agrees that he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Bank or any person or entity that he reasonably should know is an affiliate of the Bank.

9.SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

10.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS AND REPRESENTATIONS.
(a)This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or similar agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.
(b)By executing this Agreement, Executive represents and warrants to the Bank that to the best of his knowledge he has complied and will continue to comply with any and all covenants, agreements or contracts entered into with any past employer.
11.NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

12.MODIFICATION AND WAIVER.

(a)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.REQUIRED PROVISIONS.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a)The Board of Directors may terminate Executive’s employment and this Agreement at any time, but any termination by the Board of Directors, other than a termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination of employment for Cause.

(b)Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c)Notwithstanding anything else in this Agreement to the contrary (with the exception of Section 4(c)(i)), Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). Notwithstanding the foregoing, this Section 13(c) shall not apply in the event of the Executive’s termination for Cause.

(d)Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly-traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during that period will be accumulated and paid to Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent payments will be paid in the manner specified in this Agreement.

(e)If the Bank cannot provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive or Executive’s beneficiary or estate in the event of death a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  The cash payment will be made in a lump sum within 60 calendar days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting the provision of such benefits or subjecting the Bank to penalties.

(f)To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

14.SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Louisiana but only to the extent not superseded by federal law.

16.ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 25 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

17.PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank provided that the dispute is resolved in Executive’s favor, and the reimbursement shall occur no later than 60 calendar days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

18.INDEMNIFICATION.

The Bank shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and Executive’s heirs, executors and administrators) for the term of the Agreement and for a period of six (6) years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive having been a director or officer of the Bank or any subsidiary or affiliate of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors, as appropriate); provided, however, the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive or for any legal proceeding.

19.Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Catalyst Bank 235 N Court Street Opelousas, LA 70570 Attention: Chairman of the Board of Directors

To Executive:	Joseph B. Zanco 119 Hamlet Ln Lafayette, LA 70508

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CATALYST BANK

By: /s/ Todd A. Kidder
Name: Todd A. Kidder
Title: Chairman of the Board

EXECUTIVE

/s/ Joseph Zanco
Joseph Zanco

_________ _________ _________ _________
WITNESSES: /s/Jutta Codori Jutta Codori Printed Name /s/ Kristy Doucet Kristy Doucet Printed Name